Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Third Quarter 2014 Results

CHATTANOOGA, Tenn. (October 29, 2014) - Unum Group (NYSE: UNM) today reported net income of $221.1 million ($0.87 per diluted common share) for the third quarter of 2014, compared to net income of $205.7 million ($0.78 per diluted common share) for the third quarter of 2013.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $221.1 million ($0.87 per diluted common share) in the third quarter of 2014, compared to $224.6 million ($0.85 per diluted common share) in the third quarter of 2013. The combined impact of realized investment gains and losses and the amortization of prior period actuarial losses was immaterial and had no impact on per diluted common share earnings for the third quarter of 2014, compared to a net after-tax loss of $18.9 million ($0.07 per diluted common share) in the third quarter of 2013.
“Our third quarter results reflect a continuation of a number of the positive trends that began to emerge last year, including strong sales momentum, accelerating premium growth, and favorable risk results across much of the company. As a result, we have continued to generate strong operating results, despite what remains an increasingly challenging interest rate environment,” said Thomas R. Watjen, president and chief executive officer.  “I am confident that the positive operating trends we have seen in the business are sustainable and that we can continue to deliver solid operating margins and returns in our ongoing businesses. This will continue to provide us with significant financial flexibility to support the needs of our businesses while continuing to return capital to our shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $214.3 million in the third quarter of 2014, a decline of 2.5 percent from $219.8 million in the third quarter of 2013. Premium income for the segment increased 3.4 percent to $1,162.7 million in the third quarter of 2014, compared to premium income of $1,124.6 million in the third quarter of 2013. Net investment income for the segment declined 7.1 percent to $216.6 million in the third quarter of 2014 from $233.1 million in the third quarter of 2013, primarily reflecting lower miscellaneous net investment income and lower yields on invested assets.
Within the Unum US operating segment, the group disability line of business reported a 12.0 percent decline in operating income, with $69.2 million in the third quarter of 2014 compared to $78.6 million in the third quarter of 2013. Premium income in group disability increased 2.2 percent to $526.0 million in the third quarter of 2014, compared to $514.5 million in the third quarter of 2013, primarily due to favorable persistency, premium rate increases, and sales growth. Net investment income declined by 8.5 percent to $125.4 million in the third quarter of 2014, compared to $137.0 million in the third quarter of 2013, primarily due to a decrease in the level of invested assets supporting this line of business, a decline in yields, and lower miscellaneous net investment income. The benefit ratio for the third quarter of 2014 was 82.1 percent, compared to 82.9 percent in the third quarter of 2013, reflecting continued favorable claim recovery experience, partially offset by slightly higher claim incidence rates. Group long-term disability sales increased 8.9 percent to $28.0 million in the third quarter of 2014, compared to $25.7 million in the third quarter of 2013. Group short-term disability sales increased 21.9 percent to $15.6 million in the third quarter of 2014, compared to $12.8 million in the third quarter of 2013. Persistency in the group long-term disability line of business improved to 90.2 percent through the first nine months of 2014, compared to 87.4 percent through the first nine months of 2013. Persistency in the group short-term disability line of business was 88.9 percent through the first nine months of 2014, compared to 88.4 percent for the same period of 2013.
The group life and accidental death and dismemberment line of business reported operating income of $62.6 million in the third quarter of 2014, an increase of 7.0 percent from $58.5 million in the third quarter of 2013, reflecting growth in premium income and favorable risk experience. Premium income for this line of business increased 3.8 percent to $348.3 million in the third quarter of 2014, compared to $335.7 million in the third quarter of 2013, reflecting improved sales trends in recent quarters and favorable persistency. The benefit ratio in the third quarter of 2014 was 70.0 percent, compared to 71.6 percent in the third quarter of 2013, reflecting lower claim incidence, partially offset by a higher average claim size. Sales of group life and accidental death and dismemberment products increased 31.8 percent in the third quarter of 2014 to $33.6 million, compared to $25.5 million in the third quarter of 2013. Persistency in the group life line of business improved to 89.8 percent through the first nine months of 2014, compared to 88.9 percent for the same period of 2013.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

The supplemental and voluntary line of business reported a slight decline in operating income to $82.5 million in the third quarter of 2014, compared to $82.7 million in the third quarter of 2013. Premium income for supplemental and voluntary increased 5.1 percent to $288.4 million in the third quarter of 2014, compared to $274.4 million in the third quarter of 2013. Net investment income declined by 5.0 percent to $56.6 million in the third quarter of 2014 compared to $59.6 million in the third quarter of 2013 due to a decrease in yield on invested assets and lower miscellaneous net investment income, partially offset by an increase in the level of invested assets. The interest adjusted loss ratio for the individual disability - recently issued product line in the third quarter of 2014 declined to 31.1 percent from 31.6 percent in the third quarter of 2013, reflecting lower claim incidence rates. The benefit ratio for voluntary benefits was 47.1 percent in the third quarter of 2014, compared to 51.4 percent in the third quarter of 2013 due primarily to favorable claim experience in the disability product line. Relative to the third quarter of 2013, sales in the voluntary benefits line of business declined 1.1 percent in the third quarter of 2014 to $46.1 million. Sales in the individual disability - recently issued line of business increased 28.6 percent in the third quarter of 2014 to $14.4 million. Persistency in the individual disability - recently issued product line was 89.9 percent through the first nine months of 2014, compared to 90.6 percent for the same period of 2013. Persistency in the voluntary benefits product line was 77.7 percent through the first nine months of 2014, compared to 77.0 percent through the first nine months of 2013.
Unum UK Segment
Unum UK reported operating income of $33.5 million in the third quarter of 2014, an increase of 7.0 percent from $31.3 million in the third quarter of 2013. In local currency, operating income for both the third quarter of 2014 and 2013 was £20.1 million.
Premium income increased 11.1 percent to $152.6 million in the third quarter of 2014, compared to $137.3 million in the third quarter of 2013. In local currency, premium income increased 3.5 percent to £91.5 million in the third quarter of 2014, compared to £88.4 million in the third quarter of 2013, reflecting an increased retention level in our reinsurance program for certain of our group life products as well as premium rate increases and favorable persistency. The benefit ratio in the third quarter of 2014 was 70.8 percent, compared to 70.6 percent in the third quarter of 2013, reflecting less favorable claim recovery experience in the group long-term disability line and a higher average claim size in group life.
Persistency in the group long-term disability line of business improved to 88.4 percent through the first nine months of 2014, compared to 81.9 percent through the first nine months of 2013. Persistency in the group life line of business improved to 73.3 percent through the first nine months of 2014, compared to 64.8 percent through the comparable period of 2013. Sales increased 23.7 percent to $21.4 million in the third quarter of 2014, compared to $17.3 million in the third quarter of 2013. In local currency, sales for the third quarter of 2014 increased 15.3 percent to £12.8 million, compared to £11.1 million in the third quarter of 2013.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Colonial Life Segment
Colonial Life reported a 3.2 percent increase in operating income to $71.2 million in the third quarter of 2014, compared to $69.0 million in the third quarter of 2013.
Premium income for the third quarter of 2014 increased 3.3 percent to $319.4 million, compared to $309.1 million in the third quarter of 2013, driven by sales growth and generally stable persistency. The benefit ratio in the third quarter of 2014 was 52.7 percent, slightly lower than 53.1 percent in the third quarter of 2013, as improved claims experience in the cancer and critical illness and accident, sickness, and disability product lines was partially offset by less favorable experience in the life product line.
Sales increased 12.7 percent to $85.8 million in the third quarter of 2014 from $76.1 million in the third quarter of 2013, with favorable sales trends in both the commercial and public sector market segments.
Closed Block Segment
The Closed Block segment reported operating income of $26.2 million in the third quarter of 2014, compared to $25.7 million in the third quarter of 2013.
Premium income for this segment declined 4.2 percent in the third quarter of 2014 compared to the third quarter of 2013, primarily due to expected policy terminations and maturities. The interest adjusted loss ratio for the individual disability line of business was 82.3 percent in the third quarter of 2014, compared to 80.6 percent in the third quarter of 2013, reflecting unfavorable mortality experience. The interest adjusted loss ratio for the long-term care line of business declined to 88.5 percent in the third quarter of 2014 from 89.6 percent in the third quarter of 2013 due to lower claim incidence rates.
Corporate Segment
The Corporate segment reported an operating loss of $32.9 million for both the third quarter of 2014 and 2013.

OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 254.8 million for the third quarter of 2014, compared to 264.3 million for the third quarter of 2013. Shares outstanding totaled 251.9 million at September 30, 2014. During the third quarter of 2014, the Company repurchased 2.9 million shares at a cost of approximately $100 million.
Capital Management
At September 30, 2014, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 400 percent, and cash and marketable securities in the holding companies equaled $720 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Book Value
Book value per common share as of September 30, 2014 was $36.69, compared to $33.20 at September 30, 2013.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2014 to be in the outlook range announced in December 2013 of five percent to ten percent.

NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measures of "operating revenue," "before-tax operating income" or "before-tax operating loss," and "after-tax operating income" differ from total revenue, income before income tax, and net income as presented in our consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses, non-operating retirement-related gains or losses, and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses.  We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results.  Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We believe that excluding the year-to-date 2014 costs related to the early retirement of debt is appropriate because in conjunction with the debt redemption, we recognized in realized investment gains and losses a deferred gain from previously terminated derivatives which were associated with the hedge of this debt.  The amount recognized as a realized investment gain, which basically offsets the cost of the debt redemption, is also excluded from our non-GAAP financial measures since we analyze our performance excluding amounts reported as realized investment gains or losses.  We believe it provides investors

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

with a more realistic view of our overall profitability if we are consistent in excluding both the cost of the retirement as well as the gain on the hedge of the debt.  We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, October 30, 2014 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 224-1145 for U.S. and Canada (pass code 1969383). For international, the dial-in number is (913) 312-1471 (pass code 1969383). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, November 6. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 1969383.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2014 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

effectiveness of our claims operational processes, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2013, and our subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Operating Revenue	$2,608.2	$2,567.0	$7,840.6	$7,770.1
Net Realized Investment Gain (Loss)	1.2	(26.1)	33.4	(2.5)
Total Revenue	$2,609.4	$2,540.9	$7,874.0	$7,767.6

Operating Income	$312.3	$312.9	$969.1	$932.4
Net Realized Investment Gain (Loss)	1.2	(26.1)	33.4	(2.5)
Non-operating Retirement-related Loss	(1.4)	(2.7)	(4.2)	(30.5)
Costs Related to Early Retirement of Debt	—	—	(13.2)	—
Income Tax	(91.0)	(78.4)	(292.6)	(262.5)
Net Income	$221.1	$205.7	$692.5	$636.9

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.87	$0.78	$2.70	$2.39
Assuming Dilution	$0.87	$0.78	$2.69	$2.38

Weighted Average Common Shares - Basic (000s)	253,586.1	262,945.9	256,573.6	265,932.6
Weighted Average Common Shares - Assuming Dilution (000s)	254,795.5	264,260.0	257,783.7	267,093.7

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2014		2013
		per share *		per share *
After-tax Operating Income	$221.1	$0.87	$224.6	$0.85
Net Realized Investment Gain (Loss), Net of Tax	0.9	—	(17.2)	(0.06)
Non-operating Retirement-related Loss, Net of Tax	(0.9)	—	(1.7)	(0.01)
Net Income	$221.1	$0.87	$205.7	$0.78

* Assuming Dilution

	September 30
	2014		2013
		per share		per share
Total Stockholders' Equity (Book Value)	$9,244.0	$36.69	$8,669.9	$33.20
Net Unrealized Gain on Securities	462.0	1.83	427.4	1.64
Net Gain on Cash Flow Hedges	383.5	1.52	397.2	1.52
Subtotal	8,398.5	33.34	7,845.3	30.04
Foreign Currency Translation Adjustment	(69.5)	(0.27)	(73.4)	(0.28)
Subtotal	8,468.0	33.61	7,918.7	30.32
Unrecognized Pension and Postretirement Benefit Costs	(227.4)	(0.91)	(341.6)	(1.31)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,695.4	$34.52	$8,260.3	$31.63

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8